Exhibit 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
James W. Christmas	Marilynn Meek - General Info (212) 827-3773
Chairman & CEO	Susan Garland – Analysts (212) 827-3775

William N. Hahne
President & COO
(713) 877-8006

FOR IMMEDIATE RELEASE:
January 12, 2006

KCS ENERGY, INC. ANNOUNCES 2006 CAPITAL BUDGET

HOUSTON, TX, January 12, 2006 -- KCS Energy, Inc. (NYSE: KCS) today announced an initial 2006 capital budget, which is expected to be funded from cash flow of $315 million, up 21% over the increased 2005 budget of $260 million. Although KCS will continue to pursue acquisitions in its core areas, acquisition capital is not included in the budget. KCS is also posting preliminary guidance for 2006 as follows:

	2005 Guidance	2006 Guidance
Net Production (Bcfe)	46-47	55-57
LOE ($/Mcfe)	.70-.72	.73-.77
Production and Other Taxes (% Revenue)	6%	6%
G&A ($/Mcfe)	.21-.24	.22-.26
Interest Expense ($MM)	18-19	21-24
Income Tax Rate (1)	38.5%	38.5%
Capital Expenditures (2)$MM)	260	315

(1) 94% Deferred in 2005 and 65-70% deferred in 2006

(2) Excludes acquisitions

William N. Hahne, President and Chief Operating Officer, said “The focus of our 2006 capital program will be to drill at least 215 new wells, primarily in north Louisiana and south Texas. We are targeting more than 20% net production growth from the drilling program. We have historically been successful in completing over 90% of our wells and with today’s commodity prices the economics of these projects are compelling.”

The 2006 budget includes drilling in the following areas:

Estimated
Gross Wells
Elm Grove / Caspiana, N. Louisiana	75
Terryville, N. Louisiana	30
Joaquin & Talihina, E. Texas & Arkoma Basin	12
Sawyer Canyon, W. Texas	25
Other Mid-Continent	33
Gulf Coast, S. Texas & Mississippi Salt Basin	40
Total	215

Definitions

The following abbreviations are utilized herein:

Bcfe – Billion Cubic Feet of Natural Gas Equivalent

Mcfe – Thousand Cubic Feet of Natural Gas Equivalent

$MM – Million Dollars

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company’s web site at http://www.kcsenergy.com

###

5555 San Felipe, Suite 1200, Houston, TX 77056